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                                                                    EXHIBIT 10.2

                                    AGREEMENT

         THIS AMENDED AGREEMENT ("Agreement") is entered into this 15th day of August, 2001 by and between CODERE LLC., a Delaware Corporation ("LICENSEE") and VIRTGAME.COM CORP., a Delaware corporation ("VIRTGAME"). This AMENDED AGREEMENT will supersede the AGREEMENT signed between VIRTGAME and LCIN LLC. dated the 3rd of January 2001.

                                    RECITALS

         A. VIRTGAME has developed sports betting, lottery, and casino gaming software to conduct sports wagering over the Internet called "Virtgame Software"; and

         B. LICENSEE desires to market and use the Virtgame Software and to develop and operate various Government regulated interactive Sports, Lottery, and Casino operations in Spain and Latin-America.

                                    AGREEMENT

         It is agreed as follows:

      I. TRANSFER

         CODERE LLC. authorizes it's officers and its representatives with LCIN LLC. to sign this Agreement on the behalf of CODERE and will have the right at any time to assign this Agreement to GRUPO CODERE of Spain or any of its Newco partners or subsidiaries.

      II. GRANT OF LICENSE RIGHTS

         Subject to the terms and conditions of this Agreement, VIRTGAME hereby grants LICENSEE an exclusive (as provided below), non-transferable license to market and use the Virtgame sports, lottery, and casino software in Spain and Latin America for wagering services over the Internet. VIRTGAME shall create web sites at a URL, as specified by LICENSEE, which will offer visitors the opportunity to place wagers as specified by LICENSEE and developed by V1RTGAME. CODERE, LLC shall be the exclusive licensee in the territory of Argentina and in any territory in Latin America or Spain where LICENSEE secures an exclusive Government Internet gaming license.

      III. TYPES OF GAMES AND TIME OF DEVELOPMENT

         Virtgame understands Licensee needs to have functional online wagering sites as specified by the Government gaming authorities. Licensee will instruct Virtgame on type of games, content, and wagering propositions to be featured in each site. The pricing terms as set


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out below in III.A includes all development instructions and payments received through July 31st, 2001 and includes all specifications submitted by LICENSEE by July 31st, 2001, to Virtgame for the ARGENTINA SPORTS BETTING AND LOTTERY SITES. Any changes requested after this date will be charged at $110 to $175 per hour, depending on the engineer's experience and the size of the work order. Billing with respect to all work orders shall be payable 50% upon submission of the order and 50% upon completion of the work.

         IV. PAYMENTS BY LICENSEE

         A. LICENSING. In consideration of the license rights granted in Article I above, LICENSEE shall pay VIRTGAME per schedule set forth below:


Software Development Fees               $180,000     $104,100 paid through June 2001 under terms of
                                                     original agreement and reaming balance of $75,900
                                                     payable as follows: (33% ($25,300) to be paid upon
                                                     the signing of this agreement, 33% thirty days from
                                                     the signing, and the remaining 33% when any of the
                                                     sites go live to the wagering public.)

Virtgame Monthly                           $1.50     Payable every month on the 15th of the following
Maintenance Fee                                      month calculated as $1.50 per active account per
                                                     month; Active Account is an account that is either
                                                     has "Active" status or has a balance at the month
                                                     end or has had wagering activity in the prior
                                                     quarter.
                                                     A minimum Monthly Maintenance Fee of $7,500
                                                     (i.e., 5,000 accounts) shall begin to incur ninety
                                                     days after any of the sites go live to the wagering
                                                     public, with such payment to be due and payable on
                                                     the 15th of every month.

Installation and Training                $16,500     Estimated 150 hours @ $110 per hour; billed bi-
Estimate                                             weekly; payable 15 days from invoice date

eBorder Control Monthly                  $2,500      Payable every month on the 15th of the following
Maintenance Fee                                      month (for each 25,000 accounts)

Traveling Expenses Estimate              $9,000      Estimate of Reimbursement of Travel expense to
                                                     Argentina with remainder to be upon 30 days after
                                                     submission of all expenses.

All amounts payable hereunder by LICENSEE shall be payable in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks shall be made payable to Virtgame.com Corp. and shall be forwarded to 5230 Carroll Canyon Road, Suite 318, San Diego, CA 92121.

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         B. SET-UP-FEE. As additional consideration for setting up access to the
         VIRTGAME eBorder Control Database, LICENSEE shall pay VIRTGAME a one-time set-up purchase of license fee of Ten Thousand Dollars ($10,000) (was paid upon the execution of original Agreement.)

         IV. TERM AND TERMINATION

                  A. This Agreement shall become effective upon approval and execution by LICENSEE and VIRTGAME in San Diego, California. The Maintenance fee is an integral part of this agreement; VIRTGAME reserves the right to terminate the license agreement with a thirty day notification if payments are not made according to the payment schedule.

                  B. LICENSEE will pay VIRTGAME the Maintenance fee by the 15th of the following month together with an accurate report setting forth the number of "Active Accounts". VIRTGAME reserves the right to audit this information from the System independently.

                  C. LICENSEE may not attempt to create or derive any of the source code or other technology or data within the Software by disassembly, reverse engineering or any other method, or otherwise reduce the Software to a human-perceivable form.

                  D. LICENSEE shall only execute Virtgame Internet wagering software and services on specifically licensed computers. VIRTGAME will generate licenses for specific computers at the time of installation. The removal or addition of licensed computers will only be performed by Virtgame. LICENSEE shall not copy the software except for backup purposes, and to make one copy of the Software in machine-readable form for backup purposes only.

                  E. PERFORMANCE GUARANTEE, Virtgame hereby guarantees the proper functionality and performance of the Virtgame software services and eBorder software and the proper technical installation and operation of the Licensee's Virtgame Betting and eBorder Control Data Base at all times during the terms of this agreement.

         V. MISCELLANEOUS TERMS

                  A. RELATIONSHIP OF THE PARTIES. The parties shall be independent contractors hereunder and neither party shall have the power or authority to bind the other party with respect to any third party. Except as specifically provided herein, each party shall bear its own costs and expenses.

                  B. EFFECT OF AGREEMENT. This Agreement embodies the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings and agreements, oral or written, relating thereto. Any amendment hereof must be in writing and signed by both parties.

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                  C.       FORCE MAJEURE. Each party's performance hereunder is
                           subject to interruption and delay due to causes beyond its reasonable control such as acts of God, acts of any government, war or other hostility, the elements, fire, explosion, power failure, equipment failure, industrial or labor dispute, inability to obtain necessary supplies and the like. In the event of such interruptions or delays, the period of performance shall be extended for a period of time equal to the interruption or delay; provided, however, that, if any such interruption or delay continues for more than 90 days, the party whose performance is not affected may terminate this Agreement immediately upon giving written notice of termination to the other patty.

                  D. LIMITATION OF LIABILITY. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY PROFITS LOST BY THE OTHER PARTY OR FOR ANY CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                  E. LIMITATION OF CLAIMS. No claim, regardless of form, which in any way arises out of this Agreement or the parties' performance of this Agreement may be made, nor action based upon such a claim brought, by either party more than one year after the basis for the claim becomes known to the party desiring to assert it.

                  F. ASSIGNMENT. Neither this Agreement nor any part or portion hereof shall be assigned, sublicensed or otherwise transferred by either party without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed.

                  G. SEVERABILITY. Should any provision of this Agreement be held to be void, invalid, unenforceable or illegal by a court, the validity and enforceability of the other provisions shall not be affected thereby.

                  H. NON-WAIVER. Failure of either party to enforce any provision of this Agreement shall not constitute or be construed as a waiver of such provision nor of the right to enforce such provision.

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                  L.       GOVERNING LAW. This Agreement shall be governed by
                           and construed under the laws of the State of California. LICENSEE is a gaming licensed entity in Spain and Latin America and this agreement is subject to the continuing approval of the regulators in each jurisdiction.

                  J. DISPUTES. The parties shall attempt to resolve all disputes arising out of this Agreement in a spirit of cooperation without formal proceedings. Any dispute which cannot be so resolved (other then the collection of money due on unpaid invoices) shall be subject to arbitration upon written demand of either party. Arbitration shall take place in San Diego, California, or at another location if the parties so agree. The arbitration shall take place before an arbitration panel chosen as follows: The parties shall each choose an arbitrator, and the two arbitrators shall choose a third arbitrator and determine the third arbitrator's compensation. Each party shall have one veto over the choice of the third arbitrator. The three arbitrators shall schedule an informal proceeding, hear the arguments, and decide the matter by secret majority vote. Unless the arbitrators decide otherwise, each party shall pay the costs of its own arbitrator, and shall pay half of the other costs of the arbitration proceeding. Each party shall have the right to have the proceedings transcribed. The arbitrators shall not have the authority to award punitive damages or any other form of relief not contemplated in the contract. The majority of arbitrators shall render a written opinion setting forth the basis on which they arrived at the decision regarding each issue submitted to arbitration; the dissenting arbitrator, if any, shall not issue a dissenting opinion. Regarding each issue submitted to arbitration, the decision shall be final and binding only to the extent it is accompanied by a written explanation of the basis upon which it was arrived at. Judgment upon the award if any, rendered by the arbitrators may be entered in any court having jurisdiction thereof. Should any legal action permissible under this Agreement be instituted to enforce the terms and conditions of this Agreement, in particular the right to collect money due on unpaid invoices, the prevailing party shall be entitled to recover reasonable attorney's fees and expenses incurred at both the trial and appellate levels.

                  K. HEADINGS AND CAPTIONS. The headings and captions contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

                  L. NOTICES. All notices must be in writing and delivered either in person or by certified mail or registered mail, postage prepaid, return receipt requested, to the person(s) and address specified below. Such notice will be effective upon receipt.

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                           VIRTGAME:       Virtgame.com Corp.
                                           5230 Carroll Canyon Road, Suite 318
                                           San Diego, CA 92121
                                           Attn: Scott A. Walker,
                                           Interim President and CEO

                           LICENSEE:       CODERE LLC.
                                           121 Broadway
                                           Suite 623
                                           San Diego, CA 92101
                                           Attn. Fernando Ors, Arturo
                                           Alemany or Nour-Dean Anakar
                                           Managing Directors

                  M. CONFIDENTIALITY. Without written approval of LICENSEE, VIRTGAME shall not issue any press releases related to this Agreement, and shall keep strictly confidential any information regarding LICENSEE operations, personnel, or customers.

IN WITNESS WHEREOF, the parties have executed this Agreement themselves or by their authorized representatives

                                LICENSEE

                                CODERE LLC.


                                By:                        /S/
                                         ---------------------------------------
                                         Managing Director and Authorized
                                        Officer of LCIN, LLC

                                VIRTGAME.COM CORP.
                                a Delaware corporation



                                By:                        /S/
                                         ---------------------------------------
                                         Scott A. Walker
                                         President and Chief Executive Officer


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